Exhibit 99.1

NEWS COPY

INFORMATION CONTACT:

Kelly E. Wetzler

FOR IMMEDIATE RELEASE

            (314) 746-2217

VIASYSTEMS TAKES ACTION TO MAINTAIN ITS STRONG

FINANCIAL POSITION

ST. LOUIS, November 24, 2008 – Viasystems Group, Inc. today announced that as part of its ongoing efforts to align capacity, overhead costs and operating expenses with market demand, it notified its employees on November 18, 2008, of its plan to cease operations at its metal fabrication facility in Milwaukee, Wisconsin.  The Milwaukee facility is expected to wrap up final production activities within the next 60 days, but may continue operating for some additional period during 2009 to accommodate customer transition needs. In conjunction with the Milwaukee closure, Viasystems will also close its final-assembly and distribution facility in Newberry, South Carolina. Viasystems also announced that it plans to reduce its workforce across its global operations by approximately 2,000 employees, which will include factory employees and employees working in its sales and administrative organization.

“The current economic environment, uncertain outlook, fluctuating costs and inability to pass the full impact of cost increases through to our customers have created the need to close the Milwaukee and Newberry facilities and reduce our global workforce,” stated David M. Sindelar, CEO of Viasystems.  “In this type of environment, we must be proactive and preserve our solid financial position while positioning the company to maintain our world-class customer service.”

Viasystems is working closely with its customers on their transition needs including the transfer of programs to its low cost facilities in Mexico and China.  Viasystems’ Mexico and China facilities provide vertical integration solutions under one roof to its Electro-Mechanical Solutions customers.

Currently the company estimates the cash severance and closure charges of these actions will range from approximately $12 million to $14 million.  These cash charges will be partially offset by the liquidation of working capital and sale of excess equipment.  At this time, Viasystems cannot determine the non-cash charge, if any, it will incur as a result of the closure of the Milwaukee and Newberry facilities.

This press release contains forward-looking statements as defined by the federal securities laws, and these statements are based upon Viasystems' current expectations and assumptions, which are inherently subject to various risks and uncertainties that could cause actual results to differ from those anticipated, projected, or implied. Certain factors that could cause actual results to differ include fluctuations in operating results and customer orders, a competitive environment, reliance on large customers, risks associated with international operations, ability to protect patents and trade secrets, environmental laws and regulations, relationship with unionized employees, risks associated with acquisitions, substantial indebtedness, control by large stockholders and other factors described in Viasystems' filings with the Securities and Exchange Commission.

Viasystems, Inc. is a world-wide provider of complex multi-layer PCBs and electro-mechanical solutions.  The company’s 13,500 employees serve more than 125 customers in the automotive, telecommunications, computer and data communications and industrial and instrumentation/medical/consumer markets.